                                                                      EXHIBIT 21

                                  SUBSIDIARIES

The following is the significant subsidiary of American Claims Evaluation, Inc.
as of June 24, 2005:

Subsidiary                                State of Incorporation
----------                                ----------------------
RPM Rehabilitation and Associates, Inc.   Washington